RULE 17f-5 DELEGATION AGREEMENT

By its execution of this Delegation Agreement by and between UMB Bank, N.A. (the “Custodian”), a national banking association, with its principal office in Kansas City, Missouri, and A3 Alternative Credit Fund, as closed-end registered investment company (the “Fund”), the Fund hereby directs the Custodian to appoint Citibank, N.A., a National Banking Association under the laws of the United States of America, as the Approved Foreign Custody Manager (the “Delegate”) under the terms of the Custody Agreement between the Fund and the Custodian to perform certain functions with respect to the custody of the Fund’s Assets (as defined in Section 13 of this Delegation Agreement) outside the United States of America.

WHEREAS, the Delegate has agreed to provide global custody services to the Custodian on behalf of the Fund through a Custodian Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and Custodian agree as follows. Capitalized terms shall have the meaning indicated in Section 13 of this Delegation Agreement unless otherwise indicated.

1.          Maintenance of Fund’s Assets Abroad. The Fund, acting through its Board of Directors or Trustees (the “Board”), or its duly authorized representative, hereby instructs the Custodian to enter into a written agreement with the Delegate to place and maintain the Fund’s Assets outside the United States in accordance with instructions received from the Fund’s investment adviser. (An investment adviser may include any duly authorized sub-adviser to the Fund.) Such instruction shall represent a Special Instruction under the terms of the Custody Agreement between the Fund and the Custodian (the “Custody Agreement”). The Fund acknowledges that: (a) the Custodian shall direct the Delegate to perform services hereunder only with respect to the countries where the Delegate provides custodial services to the Fund as indicated on the Delegate Global Custody Network Listing; (b) depending on conditions in the particular country, advance notice may be required before the Delegate, upon the Custodian’s direction, shall be able to perform its duties in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Agreement shall require the Custodian to direct the Delegate to provide delegated or custodial services in any country, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services.

2.          Delegation. Pursuant to the provisions of Rule 17f-5 under the Investment Company Act of 1940 (the “1940 Act”), and on behalf of and at the direction of the Fund, the Fund’s Board hereby directs the Custodian, and the Custodian hereby agrees, to appoint the Delegate to perform only those duties set forth in this Delegation Agreement concerning the safekeeping of the Fund’s Assets in each of the countries as to which Custodian has reported to the Fund that the Custodian shall have appointed the Delegate to act pursuant to Rule 17f-5. The Custodian is hereby authorized to take such actions, and to direct the Delegate to take such actions, on behalf of or in the name of the Fund as are reasonably required to discharge its duties under this Delegation Agreement, including, without limitation, to cause the Fund’s Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Fund confirms that its Board or investment adviser has considered and accepted the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process.

3.          Selection of Eligible Foreign Custodian and Contract Administration. The Custodian shall direct the Delegate pursuant to a written agreement to perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Fund’s foreign custodial arrangements:

(a)          Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Fund’s Assets with an Eligible Foreign Custodian; provided that, the Delegate shall be required to determine that the Fund’s Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including without limitation:

(i)        The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Eligible Securities Depository, the method of keeping custodial records, and the security and data protection practices;

(ii)       Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Fund’s Assets;

(iii)      The Eligible Foreign Custodian's general reputation and standing; and

(iv)      Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination consistent with the standard of care set forth in Section 8 of this Delegation Agreement.

(b)          Contract Administration. The Custodian shall require that the Delegate cause that the foreign custody arrangements with an Eligible Foreign Custodian be governed by a written contract that the Delegate has determined will provide reasonable care for the Fund’s Assets based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of the Fund’s Assets as specified in Rule 17f-5(c)(1). Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

(i)        For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

(ii)       That the Fund’s Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

(iii)      That beneficial ownership of the Fund’s Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(iv)      That adequate records will be maintained identifying the Fund’s Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

(v)       That the Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

(vi)      That the Fund will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund’s Assets, including, but not limited to, notification of any transfer to or from the Fund's account or a third party account containing foreign assets held for the benefit of the Fund.

The Custodian may permit in its agreement with the Delegate that such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Fund’s Assets as the specified provisions, in their entirety.

(c)       Limitation to Delegated Selection. Notwithstanding anything in this Delegation Agreement to the contrary, the agreement between the Custodian and the Delegate may provide that the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7 of this Delegation Agreement.

4.          Monitoring. The Custodian shall enter into an agreement with the Delegate that requires the Delegate to establish a system to monitor the appropriateness of maintaining the Fund’s Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Agreement. The Custodian shall direct the Delegate to monitor the continuing appropriateness of placement of the Fund’s Assets in accordance with the criteria established under Section 3(a) of this Delegation Agreement and such Eligible Foreign Custodian’s actual performance in accordance with the written contract as provided in Section 3(b) of this Delegation Agreement. The Custodian shall direct the Delegate to monitor the continuing appropriateness of the contract governing the Fund's arrangements in accordance with the criteria established under Section 3(b) of this Delegation Agreement.

5.          Reporting. The Custodian shall enter into an agreement with the Delegate providing that, initially, prior to the placement of the Fund’s Assets with any Eligible Foreign Custodian, and thereafter, at least annually and at such other times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s arrangements, the Delegate shall provide to the Board of the Fund, or to the Custodian for prompt provision to such Board, written reports specifying placement of the Fund’s Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Agreement and shall promptly report as to any material changes to such foreign custody arrangements. Such reporting will include the appropriateness of maintaining the Fund’s Assets with a particular custodian under paragraph (c)(1) of Rule 17f-5 and the performance of the contract under paragraph (c)(2) of Rule 17f-5. The agreement may provide that the Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 hereunder only to the extent specifically agreed with respect to the particular situation.

6.          Withdrawal of Fund Assets. The Custodian shall enter into an agreement with the Delegate providing that, if the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate consistent with Section 3 of this Delegation Agreement no longer meets the requirements of said Section, the Delegate shall give the Custodian prompt notice of such determination and upon instructions the Delegate shall withdraw the Fund’s Assets from the non-complying arrangement as soon as reasonably practicable. The Delegate shall use good faith to notify the Custodian as to any facts known to the Delegate, considering whether such withdrawal would require liquidation of any of the Fund’s Assets or would materially impair the liquidity, value or other investment characteristics of the Fund’s Assets. Any such instructions from the Fund or the Fund's investment adviser to the Custodian regarding liquidation or withdrawal shall be in the form of Special Instructions.

7.          Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Agreement, the Fund, acting through its Board, its investment adviser or its other authorized representative, may instruct the Custodian to direct the Delegate to place and maintain the Fund’s Assets in a particular country or with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Delegate reasonably determines that it will not provide delegation services. In the event that the Delegate determines that it will provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian will comply with the provisions otherwise set forth in this Delegation Agreement. In the event that the Delegate reasonably determines that it will not provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian and Delegate shall be entitled to rely on any such instruction as a Special Instruction and shall have no duties or liabilities under this Delegation Agreement with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance; provided that this Delegation Agreement and the Custodian Agreement shall not constitute the Custodian or the Delegate as the exclusive delegate of the Fund for purposes of Rule 17f-5 and, particularly where Custodian does not agree to provide fully the services under this Delegation Agreement and the Custody Agreement to the Fund with respect to a particular country, the Fund may delegate such services to another delegate pursuant to Rule 17f-5.

8.          Standard of Care. In carrying out its duties under this Delegation Agreement, the Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Fund’s Assets would exercise. In addition, the Custodian will enter into a written agreement with the Delegate providing that, in carrying out its duties under its agreement with the Custodian, the Delegate will exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping of the Fund’s Assets would exercise.

9.          Liability of the Custodian for Actions of Other Persons. The Custodian shall be liable for the actions or omissions of the Delegate or any Eligible Foreign Custodian as set forth in the Custody Agreement between the Custodian and the Fund, except as provided in Section 7 hereunder.

10.        Representations. The Custodian hereby represents and warrants that it is a U.S. Bank and that this Delegation Agreement has been duly authorized, executed and delivered by the Custodian and is a legal, valid and binding agreement of the Custodian enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles. The Custodian will enter into an agreement with the Delegate in which the Delegate will represent and warrant that it is a U.S. Bank and that the agreement between the Custodian and the Delegate has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

The Fund hereby represents and warrants that its Board has determined that it is reasonable to rely on the Custodian to direct the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Agreement has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

11.        Effectiveness; termination. This Delegation Agreement shall be effective as of July 9, 2019. This Delegation Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 60th day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Agreement shall be deemed to have been terminated concurrently with the termination of the Custody Agreement. The Custodian shall terminate its agreement with the Delegate pursuant to this Delegation Agreement concurrently with any termination of this Delegation Agreement.

12.        Notices. Notices and other communications under this Delegation Agreement are to be made in accordance with the arrangements designated for such purpose under the Custody Agreement unless otherwise indicated in a writing referencing this Delegation Agreement and executed by both parties.

13.        Definitions. Capitalized terms in this Delegation Agreement have the following meanings:

a. Country Risk - shall mean, with respect to the acquisition, ownership, settlement or custody of investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and market factors affecting the acquisition, payment for or ownership of investments including (a) the prevalence of crime and corruption except for crime or corruption by the Eligible Foreign Custodian or its employees, directors or officers for which the liability of the Custodian, the Delegate or the Approved Foreign Custody Manager is not predicated upon recovery of such damages from the Eligible Foreign Custodian as set forth in the Global Custody Network Listing, (b) the inaccuracy or unreliability of business and financial information (unrelated to the Custodian’s duties imposed by Rule 17f-5(c) under the 1940 Act or to the duties imposed upon it by Rule 17f-7 under the 1940 Act), (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such investments are transacted and held, (e) the acts, omissions and operation of any Eligible Securities Depository, it being understood that this provision shall not excuse the Custodian’s performance under the express terms of this Agreement and its liability therefore, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets, and (h) the laws relating to the safekeeping and recovery of the Fund’s Assets held in custody pursuant to the terms of the Custody Agreement; provided, however, that, in compliance with Rule 17f-5, neither Sovereign Risk nor Country Risk shall include the custody risk of a particular Eligible Foreign Custodian of the Fund’s Assets.

b. Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) and shall also include a bank that qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

c. Fund’s Assets - shall mean any of the Fund's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

d. Special Instructions - shall have the meaning set forth in the Custody Agreement.

e. Eligible Securities Depository - shall have the meaning for an “Eligible Securities Depository” as set forth in Rule 17f-7.

f. Sovereign Risk - shall mean, in respect of any jurisdiction, including the United States of America, where investments are acquired or held hereunder or under the Custody Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any investments by any governmental authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting investments, (f) any change in the applicable law, or (g) any other economic or political risk incurred or experienced that is not directly related to the economic or financial conditions of the Eligible Foreign Custodian, except as otherwise provided in this Delegation Agreement or the Custody Agreement.

g. U. S. Bank – shall have the meaning set forth in Rule 17f-5(a)(7) under the 1940 Act.

14.        Governing Law and Jurisdiction. This Delegation Agreement shall be construed in accordance with the laws of the State of Missouri. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of Missouri.

15.        Fees. The Custodian shall perform its functions under this Delegation Agreement for the compensation determined under the Custody Agreement. Neither the Custodian nor the Delegate shall receive separate compensation from the Fund for the performance of the duties and services set forth in this Delegation Agreement.

16.        Integration. This Delegation Agreement supplements and/or amends the Custody Agreement with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties; provided that, in the event that there are any inconsistencies between the Delegation Agreement and the Custody Agreement, the provisions of the Delegation Agreement shall govern for the purpose of compliance with Rule 17f-5. The terms of the Custody Agreement shall apply generally as to matters not expressly covered in this Delegation Agreement, including dealings with the Eligible Foreign Custodians in the course of discharge of the Custodian’s obligations under the Custody Agreement, and the Custodian’s obligation to indemnify the Fund as set forth in the Custody Agreement, and the Fund’s obligation to indemnify the Custodian as set forth in the Custody Agreement, the terms of which are incorporated herein by reference.

IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Agreement to be duly executed.

A3 Alternative Credit Fund		UMB Bank, N.A.

By:	/s/ Anthony Bosch	By:	/s/ Peter Bergman
Name:	Anthony Bosch	Name:	Peter Bergman
Title:	Trustee	Title:	Vice President

Effective Date: July 9, 2019

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